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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange act of 1934
                               (Amendment No. 1)1

                               World Airways, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    98142H105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                November 24, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_| Rule 13d-1(b)
|X| Rule 13d-1(c)
|_| Rule 13d-1(d)

                         (Continued on following pages)
                                Page 1 of 8 Pages


--------------------
         1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes). subject to all other provisions of the Act (however, see the Notes).

                                       13G
===================
CUSIP No. 98142H105
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Lonestar Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    2                                                         (a) [   ]
                                                              (b) [ X ]

------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          6
        OWNED BY                    -0-
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            7
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    -0-
------------===================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================

                                Page 2 of 8 Pages

                                       13G
===================
CUSIP No. 98142H105
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Lonestar Capital Management LLC
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    2                                                         (a) [   ]
                                                              (b) [ X ]

------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          6
        OWNED BY                    -0-
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            7
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IA, OO
------------====================================================================

                                Page 3 of 8 Pages

                                       13G
===================
CUSIP No. 98142H105
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Jerome L. Simon
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    2                                                         (a) [   ]
                                                              (b) [ X ]

------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States of America
------------====================================================================
                                    SOLE VOTING POWER
                            5
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          6
        OWNED BY                    -0-
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            7
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN, HC
------------====================================================================

                                Page 4 of 8 Pages

         This Amendment No. 1 to Schedule 13G amends the Schedule 13G initially filed on January 9, 2004 (collectively, with this Amendment No. 1, the "Schedule 13G").

Item 1.   Issuer
          ------

         (a) Name of Issuer:
             --------------

             World Airways, Inc. (the "Company")

         (b) Address of Issuer's Principal Executive Offices:
             -----------------------------------------------

             The HLH Building, 101 World Drive, Peachtree City, GA 30269

Item 2.   Identity And Background
          -----------------------

         Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
         -----------------------------------------------------------------

         This statement relates to shares of Common Stock, par value $0.001 per share (the "Shares"), of the Company. The CUSIP number of the shares is 98142H105.

         Name Of Persons Filing, Address Of Principal Business Office And
         ----------------------------------------------------------------
         Citizenship (Item 2(a), (b) and (c))
         ------------------------------------

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

            (i)   Lonestar Partners, L.P.
                  -----------------------

                  Lonestar Partners, L.P., a Delaware limited partnership ("Lonestar"), with respect to the Shares held by it.

            (ii)  Lonestar Capital Management LLC
                  -------------------------------

                  Lonestar Capital Management LLC, a Delaware limited liability company ("LCM"), the investment adviser to and general partner of Lonestar, with respect to the Shares held by Lonestar.

            (iii) Jerome L. Simon
                  ---------------

                  Jerome L. Simon ("Simon"), the manager and sole member of LCM, with respect to the Shares held by Lonestar.

         The citizenship of each of Lonestar and LCM is set forth above. Simon is a United States citizen. The address of the principal business and principal office of the Reporting Persons is One Maritime Plaza, Suite 2555, San Francisco, California 94111.


                                   Page 5 of 8 Pages

Item 3.   If This  Statement  Is  Filed  Pursuant  To  Sections  240.13d-1(b) or
          ----------------------------------------------------------------------
          240.13d-2(b) or (c),  Check  Whether  The  Person  Filing Is An Entity
          ----------------------------------------------------------------------
          Specified in (a) - (j):
          ----------------------

                  Not Applicable.

          If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check
          ------------------------------------------------------------------
          This Box.[X]
          --------

Item 4.   Ownership
          ---------

         The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

         The Shares reported hereby for Lonestar are owned directly by Lonestar. LCM, as general partner and investment adviser to Lonestar, may be deemed to be the beneficial owner of all such Shares owned by Lonestar. Simon, as the manager and sole member of LCM, may be deemed to be the beneficial owner of all such Shares held by Lonestar. Each of LCM and Simon hereby disclaims any beneficial ownership of any such Shares.

Item 5.   Ownership Of Five Percent Or Less Of A Class
          --------------------------------------------

         If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the deemed beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.   Ownership Of More Than Five Percent On Behalf Of Another Person
          ---------------------------------------------------------------

                  Not Applicable.

Item 7.   Identification And Classification Of The Subsidiary Which Acquired The
          ----------------------------------------------------------------------
          Security Being Reported On By The Parent Holding Company
          --------------------------------------------------------

                  Not Applicable.

Item 8.   Identification And Classification Of Members Of The Group
          ---------------------------------------------------------

                  The Reporting Persons are filing this Schedule 13G pursuant to Rule 13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.   Notice Of Dissolution Of Group
          ------------------------------

                  Not Applicable.

                                Page 6 of 8 Pages

Item 10.  Certification
          -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Page 7 of 8 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  November 24, 2004


LONESTAR PARTNERS, L.P.                          LONESTAR CAPITAL MANAGEMENT
                                                 LLC

By: Lonestar Capital Management LLC,
    its General Partner                               /s/ Jerome L. Simon
                                                 By: ---------------------------
         /s/ Jerome L. Simon                         Name: Jerome L. Simon
    By: -----------------------                      Title: Manager
         Name: Jerome L. Simon
         Title: Manager
                                                      /s/ Jerome L. Simon
                                                      -----------------------
                                                      Jerome L. Simon


                                Page 8 of 8 Pages